                                                            EXHIBIT 2.1



                AGREEMENT AND PLAN OF REORGANIZATION

                            BY AND AMONG

                       MCAFEE ASSOCIATES, INC.

                      MYSTERY ACQUISITION CORP.

                                 AND

                     NETWORK GENERAL CORPORATION



                    DATED AS OF OCTOBER 13, 1997

                          TABLE OF CONTENTS

                                                                PAGE
                                                                ----
ARTICLE I THE MERGER . . . . . . . . . . . . . . . . . . . . . . . 2
     1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . 2
     1.2  Effective Time; Closing. . . . . . . . . . . . . . . . . 2
     1.3  Effect of the Merger . . . . . . . . . . . . . . . . . . 2
     1.4  Certificate of Incorporation; Bylaws . . . . . . . . . . 3
     1.5  Directors and Officers . . . . . . . . . . . . . . . . . 3
     1.6  Effect on Capital Stock. . . . . . . . . . . . . . . . . 3
     1.7  Surrender of Certificates. . . . . . . . . . . . . . . . 5
     1.8  No Further Ownership Rights in Company Common Stock. . . 6
     1.9  Lost, Stolen or Destroyed Certificates . . . . . . . . . 7
     1.10 Tax and Accounting Consequences. . . . . . . . . . . . . 7
     1.11 Taking of Necessary Action; Further Action . . . . . . . 7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY . . . . . . . 7
     2.1  Organization of Company. . . . . . . . . . . . . . . . . 8
     2.2  Company Capital Structure. . . . . . . . . . . . . . . . 8
     2.3  Obligations With Respect to Capital Stock. . . . . . . . 9
     2.4  Authority. . . . . . . . . . . . . . . . . . . . . . . . 9
     2.5  SEC Filings; Company Financial Statements. . . . . . . .11
     2.6  Absence of Certain Changes or Events . . . . . . . . . .12
     2.7  Tax. . . . . . . . . . . . . . . . . . . . . . . . . . .13
     2.8  Title to Properties; Absence of Liens and Encumbrances .14
     2.9  Intellectual Property. . . . . . . . . . . . . . . . . .15
     2.10 Compliance; Permits; Restrictions. . . . . . . . . . . .18
     2.11 Litigation . . . . . . . . . . . . . . . . . . . . . . .19
     2.12 Brokers' and Finders' Fees . . . . . . . . . . . . . . .19
     2.13 Employment Matters . . . . . . . . . . . . . . . . . . .19
     2.14 Environmental Matters. . . . . . . . . . . . . . . . . .24
     2.15 Agreements, Contracts and Commitments. . . . . . . . . .25
     2.16 Pooling of Interests . . . . . . . . . . . . . . . . . .26
     2.17 Certain Payments . . . . . . . . . . . . . . . . . . . .26
     2.18 Registration Statement; Joint Proxy
          Statement/Prospectus . . . . . . . . . . . . . . . . . .26
     2.19 Board Approval . . . . . . . . . . . . . . . . . . . . .27
     2.20 Fairness Opinion . . . . . . . . . . . . . . . . . . . .27
     2.21 Section 203 of the Delaware General Corporation Law
          Not Applicable; Company Rights Plan. . . . . . . . . . .27
     2.22 Customs. . . . . . . . . . . . . . . . . . . . . . . . .28

                          TABLE OF CONTENTS
                             (CONTINUED)
                                                                PAGE
                                                                ----
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND
     MERGER SUB. . . . . . . . . . . . . . . . . . . . . . . . . .28
     3.1  Organization of Parent . . . . . . . . . . . . . . . . .28
     3.2  Parent and Merger Sub Capital Structure. . . . . . . . .29
     3.3  Obligations With Respect to Capital Stock. . . . . . . .29
     3.4  Authority. . . . . . . . . . . . . . . . . . . . . . . .30
     3.5  SEC Filings; Parent Financial Statements . . . . . . . .31
     3.6  Absence of Certain Changes or Events . . . . . . . . . .32
     3.7  Tax. . . . . . . . . . . . . . . . . . . . . . . . . . .33
     3.8  Title to Properties; Absence of Liens and Encumbrances .33
     3.9  Intellectual Property. . . . . . . . . . . . . . . . . .33
     3.10 Compliance; Permits; Restrictions. . . . . . . . . . . .35
     3.11 Litigation . . . . . . . . . . . . . . . . . . . . . . .36
     3.12 Brokers' and Finders' Fees . . . . . . . . . . . . . . .36
     3.13 Statements; Joint Proxy Statement/Prospectus . . . . . .36
     3.14 Valid Issuance . . . . . . . . . . . . . . . . . . . . .37
     3.15 No Ownership of Company Common Stock . . . . . . . . . .37
     3.16 Pooling of Interests . . . . . . . . . . . . . . . . . .37
     3.17 Board Approval . . . . . . . . . . . . . . . . . . . . .37
     3.18 Fairness Opinion . . . . . . . . . . . . . . . . . . . .37

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME . . . . . . . . . .37
     4.1  Conduct of Business by Company . . . . . . . . . . . . .37
     4.2  Conduct of Business by Parent. . . . . . . . . . . . . .40

ARTICLE V ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . .41
     5.1  Joint Proxy Statement/Prospectus; Registration
          Statement; Other Filings; Board Recommendations. . . . .41
     5.2  Meetings of Stockholders . . . . . . . . . . . . . . . .43
     5.3  Confidentiality; Access to Information . . . . . . . . .43
     5.4  No Solicitation. . . . . . . . . . . . . . . . . . . . .44
     5.5  Public Disclosure. . . . . . . . . . . . . . . . . . . .47
     5.6  Reasonable Efforts; Notification . . . . . . . . . . . .48
     5.7  Third Party Consents . . . . . . . . . . . . . . . . . .49
     5.8  Stock Options and Employee Benefits. . . . . . . . . . .49
     5.9  Form S-8 . . . . . . . . . . . . . . . . . . . . . . . .50
     5.10 Indemnification. . . . . . . . . . . . . . . . . . . . .50

                          TABLE OF CONTENTS
                             (CONTINUED)

                                                                PAGE
                                                                ----
     5.11 Nasdaq Listing . . . . . . . . . . . . . . . . . . . . .51
     5.12 Affiliate Agreements . . . . . . . . . . . . . . . . . .51
     5.13 Regulatory Filings; Reasonable Efforts . . . . . . . . .51
     5.14 Board of Directors of Parent Following the Merger. . . .52

ARTICLE VI CONDITIONS TO THE MERGER. . . . . . . . . . . . . . . .52
     6.1  Conditions to Obligations of Each Party to Effect the
          Merger . . . . . . . . . . . . . . . . . . . . . . . . .52
     6.2  Additional Conditions to Obligations of Company. . . . .53
     6.3  Additional Conditions to the Obligations of Parent and
          Merger Sub . . . . . . . . . . . . . . . . . . . . . . .54

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . .55
     7.1  Termination. . . . . . . . . . . . . . . . . . . . . . .55
     7.2  Notice of Termination; Effect of Termination . . . . . .57
     7.3  Fees and Expenses. . . . . . . . . . . . . . . . . . . .58
     7.4  Amendment. . . . . . . . . . . . . . . . . . . . . . . .60
     7.5  Extension; Waiver. . . . . . . . . . . . . . . . . . . .60
ARTICLE VIII GENERAL PROVISIONS. . . . . . . . . . . . . . . . . .60
     8.1  Non-Survival of Representations and Warranties . . . . .60
     8.2  Notices. . . . . . . . . . . . . . . . . . . . . . . . .60
     8.3  Interpretation; Knowledge. . . . . . . . . . . . . . . .62
     8.4  Counterparts . . . . . . . . . . . . . . . . . . . . . .62
     8.5  Entire Agreement; Third Party Beneficiaries. . . . . . .62
     8.6  Severability . . . . . . . . . . . . . . . . . . . . . .63
     8.7  Other Remedies; Specific Performance . . . . . . . . . .63
     8.8  Governing Law. . . . . . . . . . . . . . . . . . . . . .63
     8.9  Rules of Construction. . . . . . . . . . . . . . . . . .63
     8.10 Assignment . . . . . . . . . . . . . . . . . . . . . . .64
     8.11 Waiver of Jury Trial . . . . . . . . . . . . . . . . . .64

                         INDEX OF EXHIBITS
                         -----------------

Exhibit A-1         Form of Company Voting Agreement

Exhibit A-2         Form of Parent Voting Agreement

Exhibit B-1         Form of Company Affiliate Agreement

Exhibit B-2         Form of Parent Affiliate Agreement

                AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of October 13, 1997, among McAfee Associates, Inc., a Delaware corporation ("PARENT"), Mystery Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Network General Corporation, a Delaware corporation ("COMPANY").

                              RECITALS

     A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Parent and Company intend to enter into a business combination transaction.

     B. The Boards of Directors of Company and Parent (i) have determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of their respective long-term business strategies and fair to, and in the best interests of, their respective stockholders, (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) have, in the case of Company, subject to the provisions of this Agreement, determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger and, in the case of Parent, subject to the provisions of this Agreement, determined to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock (as defined in Section 1.6(a)) pursuant to the Merger.

     C. The Board of Directors of Merger Sub has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's and Company's respective willingness to enter into this Agreement, certain stockholders of Company are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A-1 (the "COMPANY VOTING AGREEMENTS"), and certain stockholders of Parent are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A-2 (the "PARENT VOTING AGREEMENTS").

     E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     F. It is also intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                              ARTICLE I
                             THE MERGER

     1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Network General Corporation."

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 DIRECTORS AND OFFICERS. The directors of Company immediately prior to the Effective Time shall continue as directors of the Surviving Corporation (together with such additional directors as may be elected by Parent effective as of or after the Effective Time). For transition purposes, Parent intends that such directors shall continue to serve as directors of the Surviving Corporation for 180 days or more following the Effective Time. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time.

     1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

          (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Common Stock, $0.01 par value per share, of Company (including, with respect to each such share of Company Common Stock, the associated Rights (as defined in that certain Rights Agreement (the "COMPANY RIGHTS PLAN") dated as of June 26, 1992, between Company and Chemical Trust Company of California, as Rights Agent, as amended))(the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.4167 (the "EXCHANGE RATIO") shares of Common Stock of Parent (the "PARENT COMMON STOCK") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.9).

          (b) CANCELLATION OF PARENT-OWNED STOCK. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLANS. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1989 Stock Option Plan (the "ISO PLAN"), Company's 1989 Outside Directors Stock Option Plan (the "DIRECTORS' PLAN"), the Cinco Networks, Inc. 1997 Stock Option Plan (the "CINCO PLAN"), and options granted by ProTools, Inc. and assumed by Company (the "PROTOOLS OPTIONS" and together with the ISO Plan, the Directors' Plan and the Cinco Plan, the "COMPANY STOCK OPTION PLANS") shall be assumed by Parent in accordance with Section 5.8 hereof. Rights outstanding under Company's 1989 Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.8.

          (d) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.01 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System ("NASDAQ").

     1.7  SURRENDER OF CERTIFICATES.

          (a) EXCHANGE AGENT. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

          (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

          (c) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, and in no event later than five (5) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to
Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to
Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

          (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to
Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

          (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

          (f) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the

Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10 TAX AND ACCOUNTING CONSEQUENCES.

          (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code, and each of the parties hereto will use its commercially reasonable efforts to cause the Merger to be treated as such a reorganization. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

          (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

     1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

                             ARTICLE II
              REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company (the "COMPANY SCHEDULES"), as follows:

     2.1  ORGANIZATION OF COMPANY.

          (a) Company and each of its material subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized;
(ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii), except as would not be material to Company, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

          (b) Company has delivered to Parent a true and complete list of all of Company's subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and Company's equity interest therein.

          (c) Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of Company and similar governing instruments of each of its material subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither Company nor any of its material subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     2.2 COMPANY CAPITAL STRUCTURE. The authorized capital stock of Company consists of 100,000,000 shares of Common Stock, $0.01 par value per share, of which there were 42,461,275 shares issued and outstanding as of October 10, 1997 (excluding shares held in treasury of which there are none), and 2,000,000 shares of Preferred Stock, $0.01 par value per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. As of October 10, 1997, Company had reserved an aggregate of

11,300,548 shares of Company Common Stock, net of exercises, for issuance pursuant to the Company Stock Option Plans. As of October 10, 1997, there were options outstanding to purchase an aggregate of 2,699,996 shares of Company Common Stock pursuant to the Company Stock Option Plans. As of October 10, 1997, Company had reserved an aggregate of 2,000,000 shares of Company Common Stock for issuance pursuant to the ESPP. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Company Schedules list each person who holds options to acquire shares of Company Common Stock of which the exercisability will be accelerated in any way by the transactions contemplated by this Agreement as well as the number of shares subject to such options and the extent of such acceleration.

     2.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Company owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of any material subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its material subsidiaries is a party or by which it is bound obligating Company or any of its material subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its material subsidiaries or obligating Company or any of its material subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, the Company Voting Agreement and the Company Affiliate Agreement (as defined in Section 5.12), there are no registration rights and, to the knowledge of Company, there are no voting trusts, proxies or other agreements or understandings to which

Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its material subsidiaries. Stockholders of Company will not be entitled to dissenters rights under applicable state law in connection with the Merger.

     2.4  AUTHORITY.

          (a) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the approval of the Merger and the approval and adoption of this Agreement by the stockholders of Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of the Company Common Stock is sufficient for Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not,
(i) conflict with or violate the Certificate of Incorporation or Bylaws of Company or the equivalent organizational documents of any of its material subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Company's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in
Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its material subsidiaries or by which Company or any of its material subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Company's material rights or alter the material rights or material obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its material subsidiaries is a party or by which Company or any of its material subsidiaries or its or any of their respective properties are bound or affected. The Company Schedules list all consents, waivers and approvals under any of Company's or any of its material subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Company, Parent or the Surviving Corporation as a result of the Merger.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required to be obtained or made by Company or any of its material subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for
(i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of the Joint Proxy Statement/Prospectus (as defined in Section 2.18) with the Securities and Exchange Commission ("SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Company or have a material adverse effect on the ability of Company to consummate the Merger.

     2.5  SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

          (a) Company has filed all forms, reports and documents required to be filed by Company with the SEC since September 1, 1994 and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as at the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to customary year-end adjustments which will not have a Material Adverse Effect (as defined in Section 8.3(c)) on Company. The balance sheet of Company contained in Company SEC Reports as of June 30, 1997 is hereinafter referred to as the "COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet neither Company nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

     2.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its material subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its material subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its material subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.9) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC,
(vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any material revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     2.7  TAXES.

          (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  TAX RETURNS AND AUDITS.

                    (i) Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority, except such Returns which are not material to Company, and have paid all Taxes shown to be due on such Returns.

                    (ii) Company and each of its material subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

                    (iii) Neither Company nor any of its material subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Company or any of its material subsidiaries, nor has Company or any of its material subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                    (iv) No audit or other examination of any Return of Company or any of its material subsidiaries by any Tax authority is presently in progress, nor has Company or any of its material subsidiaries been notified of any request for such an audit or other examination.

                    (v) No adjustment relating to any Returns filed by Company or any of its material subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its material subsidiaries or any representative thereof.

                    (vi) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

                    (vii) There is no contract, agreement, plan or arrangement to which Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

                    (viii) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

                    (ix) Neither Company nor any of its material subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

                    (x) Except as may be required as a result of the Merger, Company and its material subsidiaries have not been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                    (xi) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     2.8  TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES.

          (a) The Company Schedules list the real property interests owned by Company as of the date of this Agreement. The Company Schedules list all real property leases to which Company is a party as of the date of this Agreement and which provide for the lease, in each case, of not less than 10,000 square feet ("MATERIAL REAL PROPERTY LEASES"), and each amendment thereto that is in effect as of the date of this Agreement. All such Material Real Property Leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim in an amount greater than $100,000.

          (b) Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, pledges, charges, claims, security interests or other encumbrances of any sort ("LIENS"), except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     2.9 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

          "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing;

          (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

          "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company or any of its material subsidiaries.

          "REGISTERED INTELLECTUAL PROPERTY" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

          "COMPANY REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

          (a) No material Company Intellectual Property or product or service of Company is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (b) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

          (c) Company owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Company Intellectual Property free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Company, including the sale of any products or the provision of any services by Company.

          (d) Company owns exclusively, and has good title to, all copyrighted works that are Company products or which Company otherwise expressly purports to own.

          (e) To the extent that any material Intellectual Property has been developed or created by a third party for Company, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such Intellectual Property by operation of law or by valid assignment.

          (f) Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material Company Intellectual Property, to any third party.

          (g) The Company Schedules list all material contracts, licenses and agreements to which Company is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company.

          (h) All material contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Company is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving

Corporation will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

          (i) The operation of the business of Company as such business currently is conducted, including Company's design, development, manufacture, marketing and sale of the products or services of Company (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent rights, such representation is limited to Company's knowledge) or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (j) Company has not received notice from any third party that the operation of the business of Company or any act, product or service of Company, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (k) To the knowledge of Company, no Person has or is infringing or misappropriating any Company Intellectual Property.

          (l) Company has taken reasonable steps to protect Company's rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company, and, without limiting the foregoing, Company has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

     2.10 COMPLIANCE; PERMITS; RESTRICTIONS.

          (a) Neither Company nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Company's knowledge, has been threatened in a writing delivered to Company against Company or any of its subsidiaries, nor, to Company's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Company or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Company or any of its material subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its material subsidiaries, any acquisition of material property by Company or any of its subsidiaries or the conduct of business by Company as currently conducted.

          (b) Company and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Company as currently conducted (collectively, the "COMPANY PERMITS"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where the failure to obtain any Company Permits or to be in compliance with the terms of the Company Permits would not be material to Company.

     2.11 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, and to Company's knowledge, no person has threatened in a writing delivered to Company to commence any action, suit, proceeding, claim, arbitration or investigation against Company or any of its subsidiaries which would be likely to be material to Company. No Governmental Entity has at any time challenged or questioned in a writing delivered to Company the legal right of Company to design, manufacture, offer or sell any of its products in the present manner or style thereof.

     2.12 BROKERS' AND FINDERS' FEES. Except for fees payable to Hambrecht & Quist LLC pursuant to an engagement letter dated September 22, 1997, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.13 EMPLOYMENT MATTERS.

          (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.13(a)(i) below (which definition shall apply only to this Section 2.13), for purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "AFFILIATE" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
(o) of the Code and the regulations issued thereunder;

               (ii) "COMPANY EMPLOYEE PLAN" shall mean (x) all employee benefit plans (as defined in Section 3(3) of ERISA), (y) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and (z) all unexpired severance agreements and arrangements, written or otherwise, for the benefit of, or relating to, any current or former employee of Company or any trade or business (whether or not incorporated) which is an Affiliate or any subsidiary of Company;

               (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended

               (iv) "DOL"  shall mean the Department of Labor;

               (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

               (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between Company or any Affiliate and any individual entitled to receive annual compensation from Company or any Affiliate with value equal to or greater than $75,000;

               (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

               (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

               (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

               (x)  "IRS" shall mean the Internal Revenue Service;

               (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

               (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

               (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          (b) SCHEDULE. The Company Schedules contain an accurate and complete list of each Company Employee Plan and each material Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or material Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          (c) DOCUMENTS. Company has provided to Parent: (i) correct and complete copies of each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three
(3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan (and to the extent not delivered are not material); (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) forms of all COBRA forms and related notices; and (ix) all registration statements and prospectuses prepared in connection with each Company Employee Plan.

          (d) EMPLOYEE PLAN COMPLIANCE. (i) Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material (in each case relative to the liabilities under such Plan) liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

          (e) PENSION PLANS. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f) MULTIEMPLOYER PLANS. At no time has Company contributed to or been requested to contribute to any Multiemployer Plan.

          (g) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          (h) Neither Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

          (i)  EFFECT OF TRANSACTION

               (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

               (ii) No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

          (j) EMPLOYMENT MATTERS. Company and each of its material subsidiaries: (i) is in compliance in all material respects with the applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices and wages and hours, in each case, in each location in which Company or any of its material subsidiaries employs persons; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any material arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions for benefits under Company's worker's compensation policy or long-term disability policy that would not be covered by such policy. To Company's knowledge, no employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity.

          (k) LABOR. No work stoppage or labor strike against Company is pending, threatened or reasonably anticipated. Company does not know of any activities or proceedings of any labor union to organize any Employees.
There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Company. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Company.

          (l) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

     2.14 ENVIRONMENTAL MATTERS.

          (a) HAZARDOUS MATERIAL. Except as reasonably would not be likely to result in material liability to Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the

United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) HAZARDOUS MATERIALS ACTIVITIES. Except as reasonably would not be likely to result in a material liability to Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) PERMITS. Company and its subsidiaries currently hold all material environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its material subsidiaries as such activities and businesses are currently being conducted.

          (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any material environmental liability.

     2.15 AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither Company nor any of its material subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice without liability or financial obligation, except to the extent general principles of wrongful termination law may limit Company's or any of its subsidiaries' ability to terminate employees at will;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

          (d) any agreement, contract or commitment containing any covenant limiting in any material respect the right of Company or any of its material subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (e) any material agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

          (f) any material joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

          (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole; or

          (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology except as a distributor in the normal course of business.

     Neither Company nor any of its material subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedules pursuant to clauses (a) through (h) above or pursuant to Section 2.9 hereof (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.16 POOLING OF INTERESTS. To the knowledge of Company, based on consultation with its independent accountants, neither Company nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

     2.17 CERTAIN PAYMENTS. The Company Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers and directors of Company as a result of or in connection with the Merger.

     2.18 REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS. The information supplied by Company for inclusion in the Registration Statement (as defined in Section 3.4(b)) shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Company for inclusion in the joint proxy statement/prospectus to be sent to (a) the stockholders of Company in connection with the meeting of Company's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "COMPANY STOCKHOLDERS' MEETING") and (b) the stockholders of Parent in connection with the meeting of Parent's stockholders to consider the approval of the issuance of shares of Parent Common Stock pursuant to the Merger (the "PARENT STOCKHOLDERS' MEETING") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS") shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Company's stockholders and Parent's stockholders or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.19 BOARD APPROVAL. The Board of Directors of Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Company and its stockholders, and, (ii) subject to the terms and conditions set forth in this Agreement, to recommend that the stockholders of Company approve and adopt this Agreement and approve the Merger.

     2.20 FAIRNESS OPINION. Company's Board of Directors has received an opinion from Hambrecht & Quist LLC dated as of the date hereof, to the effect that as of the date hereof, the Merger and the Exchange Ratio are fair to Company's stockholders from a financial point of view and has delivered or will promptly deliver to Parent a copy of such opinion.

     2.21 SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW NOT APPLICABLE; COMPANY RIGHTS PLAN. The Board of Directors of Company has taken all actions so that (a) the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement and (b) the execution, delivery and performance of this Agreement and the consummation of the Merger will not cause any change, effect or result under the Company Rights Plan which is adverse to the interests of Parent. Without limiting the generality of the foregoing, if necessary to accomplish the foregoing, the Company Rights Plan has been amended to (i) render the Company Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent or its subsidiaries is an Acquiring Person (as defined in the Company Rights Plan) pursuant to the Company Rights Plan by virtue of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and
(y) a Distribution Date, Flip-In Event, Triggering Event or Flip-Over Event (as such terms are defined in the Company Rights Plan) does not occur by reason of the execution of this Agreement, the consummation of the Merger, or the consummation of the transactions contemplated hereby, and such amendment may not be further amended by Company without the prior consent of Parent in its sole discretion.

     2.22 CUSTOMS. Company has acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that Company or any of its subsidiaries import into the United States or into any other country (the "IMPORTED GOODS"). To Company's knowledge, there are currently no material claims pending against Company by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marking of the Imported Goods.

                             ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF
                        PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to Company, subject to the exceptions specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULES"), as follows:

     3.1  ORGANIZATION OF PARENT.

          (a) Each of Parent, Merger Sub and the material subsidiaries of Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and
(iii), except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

          (b) Parent has delivered or made available to Company a true and correct copy of the Certificate of Incorporation and Bylaws of Parent, each as amended to date, and each such instrument is in full force and effect. Neither Parent nor any of its material subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     3.2 PARENT AND MERGER SUB CAPITAL STRUCTURE. The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock, of which there were 51,259,448 shares issued and outstanding as of September 30, 1997, and 5,000,000 shares of Preferred Stock, of which one share of Series A Preferred Stock is issued and outstanding. As of September 30, 1997, Parent had reserved an aggregate of 10,317,588 shares of Parent Common Stock, net of exercises, for issuance pursuant to Parent's 1997 Stock Incentive Plan, the FSA Stock Option Plan, Parent's Outside Director Stock Option Plan, the SA93 Stock Option Plan, the SAII Stock Option Plan, Parent's Non-Officer Stock Option Plan and Parent's 1992 Stock Option Plan. As of September 30, 1997, there were options outstanding to purchase an aggregate of 8,016,938 shares of Parent Common Stock pursuant to such plans. As of September 30, 1997, Parent had reserved an aggregate of 354,181 shares of Parent Common Stock, net of purchases, for issuance pursuant to Parent's Employee Stock Purchase Plan. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Parent or any agreement or document to which Parent is a party or by which it is bound. The authorized capital stock of Merger Sub consists of 1000 shares of Common Stock, $0.001 par value, all of which, as of the date hereof, are issued and outstanding and are held by Parent. Merger Sub was formed on or about October 10, 1997, for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.

     3.3  OBLIGATIONS WITH RESPECT TO CAPITAL STOCK.  Except as set forth in
Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities Parent owns free and clear of all claims and encumbrances, directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of Parent that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of any material subsidiary of Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or obligating Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, the Parent Voting Agreement and the Parent Affiliate Agreement, there are no voting trusts, proxies or other agreements or understandings to which Parent is a party or by which it is bound with respect to any equity security of any class of Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its material subsidiaries.

     3.4  AUTHORITY.

          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject only to the approval of the issuance of Parent Common Stock pursuant to the Merger by Parent's stockholders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the approval of the issuance of Parent Common Stock pursuant to the Merger by Parent's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. Approval by the stockholders of Parent of the issuance of Parent Common Stock pursuant to the Merger may be obtained by the vote of a majority of the total votes cast regarding such proposal at a duly called and noticed meeting of Parent's stockholders at which a quorum is present. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent's material rights or alter the material rights or material obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the material properties or assets of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound
or affected.    The Parent Schedules list all consents, waivers and approvals under any of Parent's or any of its material subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a material loss of benefits to Parent as a result of the Merger.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent, Merger Sub, or any material subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of a Form S-4 (or any similar successor form thereto) Registration Statement (the "REGISTRATION STATEMENT") with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the HSR Act and the securities or antitrust laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

          (c) The Board of Directors of Parent has all requisite corporate power and authority to take the actions described in Section 5.14 hereof.

     3.5  SEC FILINGS; PARENT FINANCIAL STATEMENTS.

          (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since September 1, 1994, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Parent contained in Parent SEC Reports as of June 30, 1997 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet neither Parent nor any of its subsidiaries has any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

     3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Parent Balance Sheet there has not been: (i) any Material Adverse Effect on Parent,
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Parent's capital stock, (iv) entry by Parent or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with the SEC, (v) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vi) any material revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     3.7  TAXES.

          (a) Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by Parent and each of its subsidiaries with any Tax authority, except such Returns which are not material to Parent, and have paid all Taxes shown to be due on such Returns.

          (b) Neither Parent nor any of its material subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against Parent or any of its material subsidiaries, nor has Parent or any of its material subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (c) Neither Parent nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the date of the Parent Balance Sheet in connection with the operation of the business of Parent and its subsidiaries in the ordinary course.

     3.8 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES. Parent has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

     3.9 INTELLECTUAL PROPERTY. For the purposes of this Agreement, the following terms have the following definitions:

          "PARENT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent or any of its material subsidiaries.

          "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Parent.

          (a) No material Parent Intellectual Property or product or service of Parent is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property.

          (b) Each material item of Parent Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property.

          (c) Parent owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to, each material item of Parent Intellectual Property free and clear of any lien or encumbrance (excluding licenses and related restrictions); and Parent is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of Parent, including the sale of any products or the provision of any services by Parent.

          (d) Parent owns exclusively, and has good title to, all copyrighted works that are Parent products or which Parent otherwise expressly purports to own.

          (e) To the extent that any material Intellectual Property has been developed or created by a third party for Parent, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such Intellectual Property by operation of law or by valid assignment.

          (f) All material contracts, licenses and agreements relating to the Parent Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements. Parent is in material compliance with, and has not materially breached any term any of such contracts, licenses and agreements and, to the knowledge of Parent, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements.

          (g) The operation of the business of Parent as such business currently is conducted, including Parent's design, development, manufacture, marketing and sale of the products or services of Parent (including with respect to products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party (provided that with respect to patent rights, such representation is limited to Parent's knowledge) or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (h) Parent has not received notice from any third party that the operation of the business of Parent or any act, product or service of Parent, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (i) To the knowledge of Parent, no Person has or is infringing or misappropriating any Parent Intellectual Property.

          (j) Parent has taken reasonable steps to protect Parent's rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent, and, without limiting the foregoing, Parent has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Parent have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Parent.

     3.10 COMPLIANCE; PERMITS; RESTRICTIONS.

          (a) Neither Parent nor any of its subsidiaries is, in any material respect, in conflict with, or in default or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that (individually or in the aggregate) would not cause Parent to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to Parent's knowledge, has been threatened in a writing delivered to Parent against Parent or any of its subsidiaries, nor, to Parent's knowledge, has any Governmental Entity indicated an intention to conduct an investigation of Parent or any of its subsidiaries. There is no material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of material property by Parent or the conduct of business by Parent as currently conducted.

          (b) Parent and its subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from governmental authorities that are material to and required for the operation of the business of Parent as currently conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits, except where the failure to be in compliance with the terms of the Parent Permits would not be material to Parent.

     3.11 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation pending, and to Parent's knowledge, no person has threatened in a writing delivered to Parent to commence any action, suit, proceeding, claim, arbitration or investigation against Parent or any of its subsidiaries which would be likely to be material to Parent. No Governmental Entity has at any time challenged or questioned in a writing delivered to Parent the legal right of Parent to design, manufacture, offer or sell any of its products in the present manner or style thereof.

       3.12 BROKERS' AND FINDERS' FEES. Except for fees payable to Morgan Stanley & Co. pursuant to an engagement letter dated September 9, 1997, a copy of which has been made available to Company, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated thereby.

     3.13 STATEMENTS; JOINT PROXY STATEMENT/PROSPECTUS. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to Company's stockholders or Parent's stockholders or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders' Meeting or the Parent Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

     3.14 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement: (a) will be validly issued, fully paid and nonassessable; and (b) will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rule 145 promulgated under the Securities Act.

     3.15 NO OWNERSHIP OF COMPANY COMMON STOCK. Parent does not own, beneficially or of record, any shares of Company Common Stock.

     3.16 POOLING OF INTERESTS. To the knowledge of Parent, based on consultation with its independent accountants, neither Parent nor any of its directors, officers, affiliates or stockholders has taken any action which would preclude Parent's ability to account for the Merger as a pooling of interests.

     3.17 BOARD APPROVAL. The Board of Directors of Parent has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of Parent and its stockholders, and, (ii) subject to the terms and conditions set forth in this Agreement, to recommend that the stockholders of Parent approve the issuance of shares of Parent Common Stock pursuant to the Merger.

     3.18 FAIRNESS OPINION. Parent's Board of Directors has received an opinion from Morgan Stanley & Co. dated as of on or about the date hereof, to the effect that as of the date hereof, the Merger and the Exchange Ratio are fair to Parent's stockholders from a financial point of view and has delivered or will promptly deliver to Company a copy of such opinion.

                             ARTICLE IV
                 CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 CONDUCT OF BUSINESS BY COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material event involving its business or operations.

     In addition, except as permitted by the terms of this Agreement, and except as provided in Article 4 of the Company Schedules, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

          (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

          (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee, consultant or director pursuant to stock option or purchase agreements in effect on the date hereof;

          (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance delivery and/or sale of (i) options pursuant to any of the Company Stock Option Plans with strike prices equal to fair market value at the time of grant or options pursuant to the ESPP, in each case, in the ordinary course of business, consistent with past practice, and subject to and in compliance with the restrictions of Section 4.1(p), (ii) shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement and (iii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof;

          (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its material subsidiaries);

          (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic partnerships or alliances;

          (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company, except sales of product and inventory in the ordinary course of business consistent with past practice;

          (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or
(ii) pursuant to existing credit facilities in the ordinary course of business;

          (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will,"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

          (l) Make any payments outside of the ordinary course of business in excess of $1 million;

          (m) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

          (n) enter into any contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company other than in the ordinary course of business consistent with past practice;

          (o) revalue any of its material assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (p) Take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests whether or not otherwise permitted by the provisions of this Article IV; or

          (q) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (p) above.

     4.2 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, (i) Parent shall consult with Company prior to taking any material action outside of the ordinary course of business and (ii) Parent shall consult with and seek the advice of Leslie G. Denend, Gregory M. Gallo, Laurence R. Hootnick and Harry
J. Saal (to the extent such persons continue as directors of Company and are reasonably available for such consultation), regarding its intention to effect any material acquisition described in Section 4.2(c) (and will share the material terms of such acquisition with such persons) prior to the earlier of the public announcement of such acquisition, the consummation thereof or the execution by Parent of a definitive written agreement obligating Parent (subject to customary conditions) to consummate such acquisition. In addition, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 4.2 of the Parent Schedules, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following:

          (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (b) Take any action that would be reasonably likely to interfere with Parent's ability to account for the Merger as a pooling of interests; or

          (c) Acquire or enter into any agreement to acquire a majority of the voting securities or all or substantially all of the assets of any corporation or other business entity (other than Company), whether by merger, consolidation, stock tender or otherwise, unless the Board of Directors of Parent determines in good faith that consummation of such transaction and subsequent integration of the business proposed to be acquired, when considered in light of the integration of operations of Parent and Company following the Merger, would be in the best interests of Parent and the stockholders of Parent following the Merger;

          (d) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents; or

          (e) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through (d) above.

                              ARTICLE V
                        ADDITIONAL AGREEMENTS

     5.1 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER FILINGS; BOARD RECOMMENDATIONS.

          (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare, and file with the SEC, the Joint Proxy Statement/Prospectus and Parent will prepare and file with the SEC the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and each of Company and Parent will cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company, such amendment or supplement.

          (b) The Joint Proxy Statement/Prospectus will include the recommendation of the Board of Directors of Company in favor of adoption and approval of this Agreement and approval of the Merger, except to the extent that the Board of Directors of Company shall have withdrawn or modified its approval of this Agreement or the Merger in accordance with Section 5.4(a)(ii).

          (c) The Joint Proxy Statement/Prospectus will include the recommendation of the Board of Directors of Parent in favor of approval of issuance of shares of Parent Common Stock pursuant to the Merger, except that the Board of Directors of Parent may withdraw, modify or refrain from making such recommendation to the extent that such Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties would require it to do so.

     5.2 MEETINGS OF STOCKHOLDERS. Promptly after the date hereof, each of Company and Parent will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting or the Parent Stockholders' Meeting, respectively, to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger or the issuance of shares of Parent Common Stock pursuant to the Merger, respectively. Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals, except to the extent that the Board of Directors of Company shall have withdrawn or modified its approval of this Agreement or the Merger in accordance with Section 5.4(a)(ii). Parent will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of issuance of shares of Parent Common Stock pursuant to the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals, except to the extent that the Board of Directors of Parent shall have withdrawn or modified its approval of such matters in accordance with Section 5.1(c). Company will consult with Parent and use its commercially reasonable efforts to hold the Company Stockholders' Meeting on the same day and at the same time as the Parent Stockholders' Meeting.

     5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.

          (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement], dated as of on or about September 12, 1997 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) ACCESS TO INFORMATION. Each of Company and Parent will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request. No information or knowledge obtained by any party hereto in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

     5.4  NO SOLICITATION.

          (a)  OBLIGATIONS OF COMPANY.

               (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (x) solicit, initiate or encourage the submission of any Alternative Proposal (as hereinafter defined) or (y) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Alternative Proposal; PROVIDED, HOWEVER, that if, at any time prior to obtaining the approval of the stockholders of Company of this Agreement and the Merger by the requisite vote under applicable law (the "STOCKHOLDER APPROVAL") the Board of Directors of Company determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to Company's stockholders under applicable law, Company may, in response to an Alternative Proposal that was unsolicited or that did not otherwise result from a breach of this Section 5.4(a), and subject to compliance with Section 5.4(a)(iii) and Section 5.4(a)(v), furnish information with respect to Company and participate in negotiations regarding such Alternative Proposal. Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Alternative Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(a) by Company. For purposes of this Agreement, "ALTERNATIVE PROPOSAL" means any inquiry, proposal or offer from any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) relating to any direct or indirect acquisition or purchase of a substantial amount of assets of Company or any of its subsidiaries (other than the purchase of Company's products in the ordinary course of business) or more than a 10% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

               (ii) Neither the Board of Directors of Company nor any committee thereof shall (x) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger or (y) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (an "ACQUISITION AGREEMENT") with respect to any Alternative Proposal. In addition, subject to the other provisions of this Section 5.4(a), from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Alternative Proposal. Notwithstanding the foregoing or anything else contained in this Agreement, prior to obtaining the Stockholder Approval, the Board of Directors of Company, to the extent it determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to Company's stockholders under applicable law, may withdraw or modify its approval or recommendation of this Agreement or the Merger (and, to the extent it does so, Company may refrain from soliciting proxies to secure the vote of its stockholders as may otherwise be required by Section

5.2) or approve or recommend any Superior Proposal (as hereinafter defined), in each case at any time after the third business day following Parent's receipt of bona fide written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising Parent that the Board of Directors of Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person making such Superior Proposal (it being understood that any amendment to the price or material terms of a Superior Proposal shall require an additional Notice of Superior Proposal and an additional three business day period thereafter to the extent permitted under applicable law); PROVIDED, that unless this Agreement is terminated pursuant to Section 7.1, nothing contained in this Section shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Company shall have been withdrawn, modified or not yet made) or to provide Company stockholders with material information relating to such meeting. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the voting power of Company Common Stock or all or substantially all the assets of Company and otherwise on terms which the Board of Directors of Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Company, is capable of being obtained by such third party.

               (iii) In addition to the obligations of Company set forth in paragraphs (i) and (ii) of this Section 5.4(a), Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to an Alternative Proposal or of any Alternative Proposal, the material terms and conditions of such request or Alternative Proposal, and the identity of the person making any such request, Alternative Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments) of any such request or Alternative Proposal.

               (iv) Nothing contained in this Section 5.4(a) or elsewhere in this Agreement shall prohibit Company from (x) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to Company's stockholders if, in the good faith judgment of the majority of the members of the Board of Directors of Company, after consultation with independent legal counsel, failure to so disclose would be inconsistent with applicable laws; PROVIDED that none of Company nor its Board of Directors nor any committee thereof shall, except in accordance with the provisions of Section 5.4(a)(ii), withdraw or modify, or publicly propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, an Alternative Proposal.

               (v) Notwithstanding anything to the contrary in this Section 5.4(a), Company will not provide any non-public information to a third party unless: (x) Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information has been previously or is contemporaneously delivered to Parent.

          (b) OBLIGATIONS OF PARENT. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, Parent and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (x) solicit, initiate or encourage the submission of any Parent Proposal (as hereinafter defined) or (y) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Parent Proposal; PROVIDED, HOWEVER, that if the Board of Directors of Parent determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to Parent's stockholders under applicable law, Parent may, in response to a Parent Proposal that was unsolicited or that did not otherwise result from a breach of this Section 5.4(b), furnish information with respect to Parent and participate in negotiations regarding such Parent Proposal. Parent and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Parent Proposal. In addition, nothing contained in this
Section 5.4(b) or elsewhere in this Agreement shall prohibit Parent from (x) taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (y) making any disclosure to Parent's stockholders if, in the good faith judgment of the majority of the members of the Board of Directors of Parent, after consultation with independent legal counsel, failure to so disclose would be inconsistent with applicable laws. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the first two sentences of this Section 5.4(b) by any officer, director or employee of Parent or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Parent or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(b) by Parent.
 For purposes of this Agreement, "PARENT PROPOSAL" means any proposal made by a third party to consummate any of the following transactions or series of related transactions (other than the Merger): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions (without respect to any overlap in the companies' stockholder bases); (ii) a sale or other disposition by Parent of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of Parent's business immediately prior to such sale; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Parent), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of Parent.

     5.5 PUBLIC DISCLOSURE. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Alternative Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.6  REASONABLE EFFORTS; NOTIFICATION.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable efforts to take, or cause to be taken, such actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, such things as are necessary, proper or advisable to consummate and make effective, as expeditiously as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of such reasonable acts as are necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

          (b) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied, PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (c) Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied, PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.7 THIRD PARTY CONSENTS. As soon as reasonably practicable following the date hereof, Parent and Company will each use its commercially reasonable efforts to obtain any material consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8  STOCK OPTIONS AND EMPLOYEE BENEFITS.

          (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "COMPANY STOCK OPTION") under the Company Stock Option Plans, whether or not exercisable, will be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

          (b) It is intended that Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

          (c) Rights outstanding under the ESPP shall be treated in a manner reasonably acceptable to Parent and Company, provided that in no event shall any such treatment interfere with Parent's ability to account for the Merger as a pooling of interests.

          (d) Parent will reserve sufficient shares of Parent Common Stock for issuance under Section 5.8 and under Section 1.6(c) hereof.

     5.9 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options within five days after the Effective Time and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for as long as any of such options or other rights remain outstanding.

     5.10 INDEMNIFICATION.

          (a) From and after the Effective Time, Parent will fulfill and honor and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and By-laws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

          (b) For a period of six years after the Effective Time, Parent will maintain or cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; PROVIDED, HOWEVER, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 150% of such annual premium).

     5.11 NASDAQ LISTING. Parent agrees to use its commercially reasonable efforts to cause to be authorized for listing on Nasdaq prior to the Effective Time the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.12 AFFILIATE AGREEMENTS.

          (a) Set forth on the Company Schedules is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing such list.

Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT B-1 (the "COMPANY AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

          (b) Set forth on the Parent Schedules is a list of those persons who may be deemed to be, in Parent's reasonable judgment, affiliates of Parent (each a "PARENT AFFILIATE"). Parent will provide Company with such information and documents as Parent reasonably requests for purposes of reviewing such list. Parent will use its commercially reasonable efforts to deliver or cause to be delivered to Company, as promptly as practicable on or following the date hereof, from each Parent Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT B-2 (the "PARENT AFFILIATE AGREEMENT"), each of which will be in full force and effect as of the Effective Time.

     5.13 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as reasonably agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     5.14 BOARD OF DIRECTORS OF PARENT FOLLOWING THE MERGER. The Board of Directors of Parent will take all actions within its power to cause the Board of Directors of Parent, effective no later than one day following the Effective Time, to consist of five persons, one of whom shall be Leslie G. Denend (who shall retain his present position as a Class II director), one of whom will be Harry J. Saal (who shall be offered a position as a Class II director) and the remaining three of whom shall have served on the Board of Directors of Parent immediately prior to the Effective Time. If, prior to the Effective Time, any of the foregoing designees shall decline or be unable to serve as a director, Company (if such person is Leslie Denend or Harry

Saal) or Parent (in all other cases) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

                             ARTICLE VI
                      CONDITIONS TO THE MERGER

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) COMPANY STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Company.

          (b) PARENT STOCKHOLDER APPROVAL. The issuance of shares of Parent Common Stock pursuant to the Merger shall have been duly approved by the requisite vote under applicable law by the stockholders of Parent.

          (c) REGISTRATION STATEMENT EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

          (d) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

          (e) TAX OPINIONS. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Gray Cary Ware & Freidenrich, a Professional Corporation, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn;

PROVIDED, HOWEVER, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make and use their commercially reasonable efforts to cause their shareholders to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (f) OPINION OF ACCOUNTANTS. Each of Parent and Company shall have received letters from each of Coopers & Lybrand L.L.P. and Arthur Andersen LLP, respectively, dated within two (2) business days prior to the Effective Time, regarding that firm's concurrence with Parent's management's and Company's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16, if the Merger is consummated in accordance with this Agreement.

          (g) NASDAQ LISTING. The shares of Parent Common Stock to be issued to Company stockholders pursuant to the Merger shall have been approved for listing on Nasdaq upon notice of issuance.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and (ii) shall be true and correct in all material respects on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except, with regard to the foregoing clauses (i) and (ii), in such cases (other than the representations in Sections 3.2, 3.3, 3.16 and 3.18) where the failure to be so true and correct would not have or be reasonably likely to have a Material Adverse Effect on Parent. Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

          (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

          (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement or be reasonably likely to occur.

          (d) AFFILIATE AGREEMENTS. Each of the Parent Affiliates shall have entered into the Parent Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

          (e) CERTAIN ACTIONS. The Board of Directors of Parent shall have complied in all material respects with the provisions of Section 5.14 hereof.

          (f) CONSENTS. Parent shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Section 6.2 of the Company Schedules.

     6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company contained in this Agreement (i) shall have been true and correct in all material respects as of the date of this Agreement and
(ii) shall be true and correct in all material respects on and as of the Closing Date except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such particular date), with the same force and effect as if made on and as of the Closing Date, except, with regard to the foregoing clauses (i) and (ii), in such cases (other than the representations in Sections 2.2, 2.3, 2.20 and 2.21) where the failure to be so true and correct would not have or be reasonably likely to have a Material Adverse Effect on Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

          (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of

Company by the Chief Executive Officer and the Chief Financial Officer of
Company.

          (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement or be reasonably likely to occur.

          (d) AFFILIATE AGREEMENTS. Each of the Company Affiliates shall have entered into the Company Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

          (e) CONSENTS. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Section 6.3(e) of the Parent Schedules.

                             ARTICLE VII
                  TERMINATION, AMENDMENT AND WAIVER

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Company or Parent:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

          (b) by either Company or Parent if the Merger shall not have been consummated by March 31, 1998 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either Company or Parent if the required approvals of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment thereof (PROVIDED that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement);

          (e) by either Company or Parent if the required approval of the stockholders of Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof (PROVIDED that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent where the failure to obtain Parent stockholder approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement);

          (f) by Parent if (i) the Board of Directors of Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) Company shall have failed to include in the Joint/Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of approval of the Merger and this Agreement, (iii) the Board of Directors of Company shall have failed to reconfirm such recommendation within ten business days after a written request to do so at any time following the public announcement or disclosure of an Alternative Proposal (iv) the Board of Directors of Company or any committee thereof shall have recommended any Alternative Proposal or (v) the Board of Directors of Company or any committee thereof shall have resolved to do any of the foregoing;

          (g) by Company if (i) the Board of Directors of Parent or any committee thereof shall have withdrawn or modified in a manner adverse to Company its recommendation of approval of the issuance of shares of Parent Common Stock pursuant to the Merger, (ii) Parent shall have failed to include in the Joint/Proxy Statement/Prospectus the recommendation of the Board of Directors of Parent in favor of approval of the issuance of shares of Parent Common Stock pursuant to the Merger, (iii) the Board of Directors of Parent shall have failed to reconfirm such recommendation within ten business days after a written request to do so at any time following the public announcement or disclosure of a Parent Contingent Proposal (as defined in Section 7.3(d)) or (iv) the Board of Directors of Parent or any committee thereof shall have resolved to do any of the foregoing;

          (h) by Company at any time prior to the approval of the Merger by Company's stockholders and following the earlier of (i) three days following the date the Registration Statement is declared effective pursuant to the Securities Act by the SEC or (ii) sixty days following the date hereof, if the Board of Directors of Company recommends a Superior Proposal to the stockholders of Company;

          (i) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that Company may not terminate this Agreement under this Section 7.1(i) if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts prior to March 31, 1998, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (i) if it shall have materially breached this Agreement or if such breach by Parent is cured prior to March 31, 1998); or

          (j) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that Parent may not terminate this Agreement under this Section 7.1(j) if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts prior to March 31, 1998, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (j) if it shall have materially breached this Agreement or if such breach by Company is cured prior to March 31, 1998).

     7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except
(i) as set forth in this Section 7.2, Section 7.3 and Article 8 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  FEES AND EXPENSES.

          (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (b) COMPANY PAYMENTS. In the event that this Agreement is terminated by Parent pursuant to Section 7.1(f) or Company pursuant to
Section 7.1(h), Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $30 million in immediately available funds (the "COMPANY TERMINATION FEE"). If this Agreement shall be terminated by any party hereto pursuant to Section 7.1(d) and prior to such termination an Alternative Proposal shall have been publicly announced or otherwise publicly disclosed, and prior to the date 12 months following the date of the termination of this Agreement either (i) a Company Acquisition (as hereinafter defined) shall be consummated or (ii) Company shall enter into an Acquisition Agreement providing for a Company Acquisition, then Company shall pay to Parent the Company Termination Fee in immediately available funds in the case of clause (i) concurrently with the consummation of such Company Acquisition or in the case of clause (ii) one half of the Company Termination Fee concurrently with the execution of such Acquisition Agreement and the remaining half of the Company Termination Fee upon the consummation of any Company Acquisition occurring with twelve months following such execution. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the amounts set forth in this Section 7.3(b) and such judgment is not set aside or reversed, Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. "COMPANY ACQUISITION" shall mean any of the following transactions or series of related transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of

Company immediately preceding such transaction or series of related transactions hold less than 60% of the equity interests in the surviving or resulting entity of such transaction or transactions (without respect to any overlap in the companies' stockholder bases) (other than the transactions contemplated by this Agreement); (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 40% of the fair market value of Company's business immediately prior to such sale; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of 40% or more of the then outstanding shares of capital stock of Company.

          (c) Payment of the fees described in Section 7.3(b) above shall not be in lieu of damages incurred in the event of material and willful breach of this Agreement.

          (d) PARENT PAYMENTS. In the event that this Agreement is terminated by Company pursuant to Section 7.1(g), Parent shall promptly, but in no event later than two days after the date of such termination, pay Company a fee equal to $30 million in immediately available funds (the "PARENT TERMINATION FEE"). If this Agreement shall be terminated by any party hereto pursuant to Section 7.1(e) and prior to the time of the occurrence of the event entitling such party to terminate this Agreement pursuant to such provision a Parent Contingent Proposal shall have been publicly announced or otherwise publicly disclosed, and prior to the date 12 months following the date of the termination of this Agreement either (i) the transaction contemplated by such Parent Contingent Proposal shall be consummated or (ii) Parent shall enter into a written agreement providing for the consummation of the transaction contemplated by such Parent Contingent Proposal, then Parent shall pay to Company the Parent Termination Fee in immediately available funds, in the case of clause (i) concurrently with the consummation of the transaction contemplated by such Parent Contingent Proposal and in the case of clause (ii) one half of the Parent Termination Fee concurrently with the execution of such agreement and the remaining half of the Parent Termination Fee upon the consummation of the transaction contemplated by such agreement. Parent acknowledges that the agreements contained in this Section 7.3(d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay the amounts due pursuant to this Section 7.3(d), and, in order to obtain such payment, Company commences a suit which results in a judgment against Parent for the amounts set forth in this Section 7.3(d) and such judgment is not set aside or reversed, Parent shall pay to Company its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(d) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(d) shall not be in lieu of damages incurred in the event of material and willful breach of this Agreement. "PARENT CONTINGENT PROPOSAL" shall mean a Parent Proposal, which proposal is and is publicly disclosed to be contingent upon the issuance of shares of Parent Common Stock pursuant to the Merger not being approved by the stockholders of Parent or the Merger otherwise not being consummated.

     7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

     7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                            ARTICLE VIII
                         GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time (such as those set forth in Section 5.10) shall survive the Effective Time.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a)  if to Parent or Merger Sub, to:

               McAfee Associates, Inc.
               2710 Walsh Avenue
               Santa Clara, California  95051-0963
               Attention: President
               Telephone No.: (408) 988-3832
               Telecopy No.:  (408) 988-6054

               with a copy to:

               Wilson Sonsini Goodrich & Rosati, P.C.
               650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention:  Jeff Saper, Esq.
                           Marty Korman, Esq.
               Telephone No.:  (650) 493-9300
               Telecopy No.:   (650) 493-6811

          (b)  if to Company, to:

               Network General Corporation
               4200 Bohannon Drive
               Menlo Park, California  94025
               Attention:  President
               Telephone No.:  (650) 473-2000
               Telecopy No.:   (650) 321-0878

               with a copy to:
               Gray Cary Ware & Freidenrich
               A Professional Corporation
               400 Hamilton Avenue
               Palo Alto, California  94301-1825
               Attention:  Rod Howard, Esq.
               Telephone No.:  (650) 328-6561
               Telecopy No.:   (650) 327-3699

     8.3  INTERPRETATION; KNOWLEDGE.

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.
 The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel, Director of Legal Affairs or Controller of such party, has actual knowledge of such matter.

          (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of such entity and its subsidiaries taken as a whole, except for those changes, events and effects that (i) are directly and primarily caused by conditions affecting the United States economy as a whole or affecting the industry in which such entity competes as a whole, which conditions do not affect such entity in a disproportionate manner, or (ii) are directly and primarily related to or result from announcement or pendency of the Merger.

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedules and the Parent Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10.

     8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the jurisdiction of any state or federal court within the Northern District of California or the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California or the State of Delaware, as is appropriate, for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                *****

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                         McAFEE ASSOCIATES, INC.


                         By:     /S/ WILLIAM L. LARSON
                                ---------------------------------------
                         Name:       WILLIAM L. LARSON
                                ---------------------------------------
                         Title:   CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                ---------------------------------------

                         MYSTERY ACQUISITION CORP.


                         By:     /S/ PRABHAT K. GOYAL
                                ---------------------------------------

                         Name:       PRABHAT K. GOYAL
                                ---------------------------------------

                         Title:      PRESIDENT
                                ---------------------------------------


                         NETWORK GENERAL CORPORATION


                         By:     /S/ LAURENCE R. HOOTNICK
                                ---------------------------------------

                         Name:       LAURENCE R. HOOTNICK
                                ---------------------------------------

                         Title:      DIRECTOR
                                ---------------------------------------



                 **** REORGANIZATION AGREEMENT ****

                    FIRST AMENDMENT, dated as of October 22, 1997 (the "First
               Amendment"), to the Agreement and Plan of Reorganization dated as of October 13, 1997 (the "Reorganization Agreement") among McAfee Associates, Inc., a Delaware corporation ("Parent"), Mystery Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Network General Corporation, a Delaware corporation (the "Company").

     WHEREAS Parent, Merger Sub and the Company each desire to amend the Reorganization Agreement.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Section 5.14 of the Reorganization Agreement is hereby amended and restated to read in its entirety as follows:

               Section 5.14 BOARD OF DIRECTORS OF PARENT FOLLOWING THE MERGER. The Board of Directors of Parent shall take all actions within its power to cause the Board of Directors of Parent, effective no later than one day following the Effective Time, to consist of six persons, one of whom shall be Leslie G. Denend (who shall retain his present position as a Class II director), one of whom shall be Harry J. Saal (who shall be offered a position as a Class II director) and the remaining four of whom shall have served on the Board of Directors of Parent immediately prior to the Effective Time (each a "Parent Designee"). If, prior to the Effective Time, any of the foregoing designees shall decline or be unable to serve as a director, Company (if such person is Leslie Denend or Harry Saal) or Parent (in all other cases) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party; provided, however, that the Board of Directors of McAfee shall take all actions within its power to ensure the Board of Directors of Parent will be reduced to five directors in the event any Parent Designee shall resign or decline or be unable to serve as a director.

     2. The First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     3. This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     4. Except as expressly modified and amended by this First Amendment, the Reorganization Agreement shall continue in full force and effect and is hereby ratified and confirmed in all respects.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Reorganization Agreement to be executed by their duly authorized respective officers as of the date first written above.

                              McAFEE ASSOCIATES, INC.


                              By:  /s/William L. Larson
                                   ------------------------------------------

                              Name:     William L. Larson
                                   ------------------------------------------

                              Title:    Chairman and Chief Executive Officer
                                    -----------------------------------------



                              MYSTERY ACQUISITION CORP.


                              By:  /s/ Prabhat K. Goyal
                                   ------------------------------------------

                              Name:     Prabhat K. Goyal
                                   ------------------------------------------

                              Title:    President
                                    -----------------------------------------



                              NETWORK GENERAL CORPORATION


                              By:  /s/Scott C. Neely
                                   ------------------------------------------

                              Name:     Scott C. Neely
                                   ------------------------------------------

                              Title:    Vice President
                                    -----------------------------------------

         ****FIRST AMENDMENT TO REORGANIZATION AGREEMENT****


                                       -3-